              [METLIFE INVESTORS DISTRIBUTION COMPANY LETTERHEAD]

                                              November 27, 2013

VIA EDGAR
---------

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

       Re:  Metropolitan Life Insurance Company
            Metropolitan Life Separate Account E (the "Registrant") Pre-Effective Amendment No. 1 on Form N-4 Registration Statement File Nos. 333-190296 and 811-4001

Ladies and Gentlemen:

   Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as principal underwriter for the Gold Track Select Flexible Premium Variable Annuity Contracts issued by the above-referenced Registrant, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form N-4 to Monday, December 2, 2013, or as soon thereafter as practicable.

                                          Sincerely,

                                          METLIFE INVESTORS DISTRIBUTION
                                          COMPANY

                                          By: /s/ Paul Kos
                                              ------------
                                          Name:  Paul Kos
                                          Title: Vice President

                     [METROPOLITAN LIFE INSURANCE COMPANY]

                               November 27, 2013

VIA EDGAR
---------

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

       Re:  Metropolitan Life Insurance Company
            Metropolitan Life Separate Account E (the "Registrant") Pre-Effective Amendment No. 1 on Form N-4 Registration Statement File No. 333-190296 and 811-4001

Dear Sir or Madam:

   Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as depositor for the Gold Track Select Flexible Premium Variable Annuity Contracts issued by the above-referenced Registrant, and the Registrant hereby requests acceleration of the effective date of the above-captioned registration statement on Form N-4 to Monday, December 2, 1013, or as soon thereafter as practicable.

                                      Sincerely,

                                      METROPOLITAN LIFE INSURANCE COMPANY

                                      By: /s/ Jonathan Clymer
                                          -------------------
                                      Name:  Jonathan Clymer
                                      Title: Assistant Vice President & Actuary